Exhibit 99.1

 FOR IMMEDIATE RELEASE

Feel Golf Strengthens Capital Markets Profile with New CFO Hire

Monterey, California – March 31, 2009 - Feel Golf Company, Inc. (“Feel Golf” or the “Company”) (OTCBB: FEEL), manufacturer of innovative golf clubs and reverse taper golf  grips, announced today that it has  strengthened its management team and internal financial controls with the hiring of James Crane as the Company's Chief Financial Officer, effective March 7, 2009.

Mr. Crane, Founder of J. Crane & Company, has significant emerging growth public company experience,  serving as the Chief Financial Officer of MyStarU.com, Inc. (OTCBB: MYST) and BioNeutral Group, Inc. (OTCBB: BONU). Mr. Crane is a licensed CPA and graduated from Bentley University with a B.S. Degree in Accountancy.

“We are pleased to have Jim join us and with his financial background and capital markets experience, he will further help structure the Company’s compliance with SEC public company reporting requirements,” stated Lee Miller, Feel Golf’s CEO.  “In addition to managing and overseeing the Company’s internal fiscal controls and policies, Jim will work closely with the Company’s outside PCAOB audit firm.”

To be added to the Feel Golf investor email list, please email justin.davis@cirrusfc.com with FEEL in the subject line.

About Feel Golf Company
Feel Golf (www.feelgolf.net) is known for its award winning wedges, as well as its full line of premium golf clubs and innovative reverse taper golf grips. Feel Golf’s products are designed and built by PGA Professionals, and for more than 20 years Tour players worldwide have played Feel Golf’s wedges.

Investor Relations Contact :

Cirrus Financial Communications, LLC	Feel Golf Company, Inc.
Justin K. Davis	Ticker Symbol: “FEEL”
(720) 489-4913	www.feelgolf.net
Justin.Davis@cirrusfc.com
www.cirrusfc.com

SAFE HARBOR STATEMENT

Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

International Headquarters

1354-T Dayton St. Salinas, California  93901 USA     T: 831.422.9300     F: 831.422.9301    Website: www.feelgolf.net